Exhibit 99.158

North Valley Bancorp Reports Results for the Quarter
and Six Months Ended June 30, 2008

July 29, 2008 - REDDING, CA - North Valley Bancorp (NASDAQ:NOVB), a bank holding company with $934 million in assets, today reported results for the second quarter and six months ended June 30, 2008. North Valley Bancorp (“the Company”) is the parent company for North Valley Bank (“NVB”).

The Company reported a net loss for the second quarter ended June 30, 2008 of $1,509,000, or $0.20 per diluted share, compared to net income of $1,720,000, or $0.22 per diluted share, for the same period in 2007. For the second quarter of 2008, the Company realized an annualized return/(loss) on average shareholders’ equity of (7.35%) and an annualized return/(loss) on average assets of (0.65%), as compared to 8.81% and 0.77%, respectively, for the second quarter of 2007. The Company reported a net loss for the six months ended June 30, 2008 of $1,229,000, or $0.17 per diluted share, compared to net income of $3,924,000, or $0.51 per diluted share, for the same period in 2007.

The Company recorded $5,200,000 and $7,600,000 in provision for loan and lease losses for the second quarter and six months ended June 30, 2008, respectively. The Company did not record any provision for the same periods in 2007. The allowance for loan and lease losses at June 30, 2008 was $13,677,000, or 1.87% of total loans, compared to $10,755,000, or 1.44% of total loans at December 31, 2007 and $8,746,000, or 1.29% of total loans at June 30, 2007. The increase in the provision for loan and lease losses is due primarily to the increase in nonperforming loans to $22,580,000 at June 30, 2008, and secondarily to the increase in the Company’s loan portfolio, which has increased $51,886,000 from June 30, 2007 but decreased $15,970,000 from December 31, 2007.

“We continue to work diligently through the challenges resulting from this national credit cycle. We are identifying impaired credits as early as possible, working extensively with our borrowers to find solutions and increasing our allowance for loan and lease losses through our loan loss provision as we determine what is necessary and appropriate until a final resolution of an impaired credit can be accomplished,” stated Michael J. Cushman, President and CEO.

The Company continues to maintain strong capital levels. At June 30, 2008, the Company’s Total Risk-based Capital was $106,639,000, and its risk-based capital ratios were: Tier 1 risk-based Capital ratio – 10.41%; Total Risk-based Capital ratio – 12.12%; and Tier 1 Leverage ratio – 9.96%. “Our capital position remains strong and the Company and the Bank remain well-capitalized as we work through the challenges of this credit cycle,” remarked Kevin R. Watson, Chief Financial Officer.

At June 30, 2008, total assets were $934,361,000, up from the $891,730,000 at June 30, 2007. The loan portfolio increased $51,886,000, or 7.7% compared to June 30, 2007, and totaled $730,283,000 at June 30, 2008. The loan to deposit ratio at June 30, 2008 was 98.1% as compared to 91.7% at June 30, 2007. Total deposits grew slightly by $4,300,000, or 0.6%, to total $744,231,000 at June 30, 2008, driven by an increase in time deposits of $32,203,000, offset by decreases in noninterest bearing demand, interest bearing demand, and savings and money market deposits of $7,499,000, $11,128,000 and $9,276,000, respectively. When compared to December 31, 2007, total assets decreased $14,658,000 from $949,019,000, and total loans decreased $15,970,000 from $746,253,000. Deposits increased by $7,492,000, or 1.0%, from $736,739,000 at December 31, 2007, due to an increase in time deposits of $12,904,000 and interest bearing demand deposits of $1,365,000. The increases were offset by decreases in noninterest bearing demand and savings and money market deposits of $3,585,000 and $3,192,000, respectively.

Nonperforming loans (defined as nonaccrual loans and loans 90 days or more past due and still accruing interest) totaled $22,580,000 at June 30, 2008, an increase of $19,677,000 from June 30, 2007, and an increase of $20,816,000 from December 31, 2007. Nonperforming loans as a percentage of total loans were 3.09% at June 30, 2008, compared to 0.43% at June 30, 2007, and 0.24% at December 31, 2007. Nonperforming assets (nonperforming loans and OREO) totaled $30,788,000 at June 30, 2008, an increase of $26,983,000 from June 30, 2007, and an increase of $28,122,000 from December 31, 2007. Nonperforming assets as a percentage of total assets were 3.30% at June 30, 2008 compared to 0.43% at June 30, 2007, and 0.28% at December 31, 2007.

The level of nonperforming loans decreased $3,170,000 to $22,580,000 at June 30, 2008 from $25,750,000 at March 31, 2008 primarily as a result of moving certain loans to OREO which increased $7,306,000 to $8,208,000 at June 30, 2008. Nonperforming assets increased $4,136,000 to $30,788,000 at June 30, 2008 from $26,652,000 at March 31, 2008. As discussed in the Company’s first quarter earnings release and Form 10-Q, there were four real estate projects with loans totaling $24,047,000 which resulted in the increase in nonperforming loans at March 31, 2008: two loans were for residential development projects and the other two were residential acquisition and development loans. As of June 30, 2008, the largest loan, a residential development project for $9,509,000 in Placer County, remains on nonaccrual. The other residential development project loan for $6,750,000 located in Shasta County was taken into OREO through a deed in lieu of foreclosure during the second quarter of 2008 with a subsequent sale for a portion of the property also during the second quarter of 2008. The carrying value of the remaining property in OREO is $1,892,000. The other two loans were residential acquisition and development loans located in Shasta County totaling $4,876,000 and $2,911,000, respectively, and both loans were taken into OREO during the second quarter of 2008. On transfer to OREO of the larger of the two loans for $4,876,000, the carrying value of the property in OREO is $5,414,000 which includes the value of additional property that was cross-collateralized to the original note. The second residential acquisition and development loan for $2,911,000 was transferred into OREO during the second quarter of 2008 at a carrying value of $2.0 million which represented the fair value of the property less estimated costs to sell at the time of the transfer. On June 30, 2008 we sold that OREO property for $2.0 million with no additional gain or loss on the sale being recorded. Gross loan and lease charge offs for the second quarter of 2008 were $4,591,000 and recoveries totaled $46,000 resulting in net charge offs of $4,545,000. Gross charge offs for the six months ended June 30, 2008 were $4,776,000 and recoveries totaled $98,000 resulting in net charge offs of $4,678,000.

The total dollar amount of reductions in nonperforming loans from pay downs and the transfers to OREO during the second quarter of 2008 was $15.2 million. This decrease was offset by increases in certain other identified nonperforming loans totaling $12.0 million. This was primarily due to the addition of two construction loans in the amount of $7.3 million and $2.9 million, respectively. The larger of the two loans is a mixed-use construction loan located in Sonoma County, and the other loan is a residential development project located in Placer County. Although interest payments were current at June 30, 2008, our assessment that the borrowers’ did not have the ability to continue to make the scheduled interest payments coupled with a decline in appraised value caused our decision to consider these loans as impaired and to place these loans on nonaccrual. Specific reserves have been recorded on these properties at June 30, 2008.

Net interest income, which represents the Company’s largest component of revenues and is the difference between interest earned on loans and investments and interest paid on deposits and borrowings, decreased $1,023,000, or 10.1%, for the three months ended June 30, 2008 compared to the same period in 2007. Interest income decreased by $1,237,000, primarily due to the reversal of interest income of $530,000 previously recorded for the loans placed on nonaccrual status and a reduction in the interest earned on investment securities and Federal funds sold. Interest expense decreased $214,000 due to a decrease on rates paid on deposits and borrowings for the quarter ended June 30, 2008 compared to the same period in 2007. Average loans increased $87,052,000 in the second quarter of 2008 compared to the second quarter of 2007, however the yield on the loan portfolio for the quarter ended June 30, 2008 compared to the same quarter in 2007 decreased 133 basis points to 6.57%, reflective of the declining interest rate environment and the impact of reversing the interest income on the loans placed on nonaccrual. The increase in average total loans was primarily funded by a decrease in average investments and Federal funds sold of $38,959,000 and an increase in average borrowings of $33,923,000. Average yields on earning assets decreased 100 basis points from the quarter ended June 30, 2007, to 6.36% for the quarter ended June 30, 2008 and the average rate paid on interest-bearing liabilities decreased by 34 basis points to 2.52%. As a result of the above, the Company’s net interest margin for the quarter ended June 30, 2008 was 4.34%, a decrease of 77 basis points from the net interest margin of 5.11% for the second quarter in 2007 and consistent with the 4.35% net interest margin for the linked quarter ended March 31, 2008. “We continue to feel the impact of the foregone interest from the level of nonperforming loans on our net interest margin, which reduced it by roughly 25 basis points, although we did recognize some relief from the repricing of deposits and borrowings,” commented Mr. Watson. Net interest income decreased $2,232,000 for the six months ended June 30, 2008 compared to the same period in 2007. Interest income decreased by $1,583,000, primarily due to the reversal of interest income of $1,056,000 previously recorded for the loans placed on nonaccrual status and a reduction in the interest earned on investment securities and Federal funds sold. Interest expense increased $649,000 due to an increase in average interest bearing liabilities of $58,487,000 for the six months ended June 30, 2008 compared to the same period in 2007. The net interest margin for the six months ended June 30, 2008 decreased 88 basis points to 4.34% from the net interest margin of 5.22% for the six months ended June 30, 2007.

Noninterest income for the quarter ended June 30, 2008 was $3,477,000 compared to $3,170,000 for the same period in 2007. Service charges on deposits increased $207,000 to $1,894,000 for the second quarter of 2008 compared to $1,687,000 for the second quarter of 2007, while other fees and charges increased by $13,000 to $979,000 for the second quarter of 2008 compared to $966,000 for the same period in 2007. Noninterest income for the six months ended June 30, 2008 increased $664,000, or 10.5%, to $6,968,000 from $6,304,000 for the same period in 2007. Service charges on deposits and other fees and charges increased $279,000 and $86,000, respectively, for the six months ended June 30, 2008 compared to the same period in 2007. Other noninterest income for the three and six month periods ended June 30, 2008 increased $87,000 and $299,000, respectively, compared to the same periods in 2007.

Noninterest expense decreased $1,155,000 to $9,577,000 for the second quarter of 2008 from $10,732,000 for the second quarter of 2007. Salaries and employee benefits decreased $370,000 while occupancy expense decreased $34,000. Other expenses decreased $721,000, due to certain professional services expense recorded in the second quarter of 2007 associated with the terminated merger with Sterling Financial Corporation. Noninterest expense for the six months ended June 30, 2008 was $19,382,000 compared to $20,962,000 for the same period in 2007. The decrease was primarily due to approximately $1,060,000 in merger expenses recorded in the first six months of 2007 associated with the terminated merger with Sterling Financial Corporation.

The Company recorded a benefit for income taxes for the quarter ended June 30, 2008 of $722,000, resulting in an effective tax benefit rate of 32.4%, compared to $810,000, or an effective tax rate of 32%, for the quarter ended June 30, 2007. The benefit for income taxes for the six month period ended June 30, 2008 was $588,000, resulting in an effective tax benefit rate of 32.4%, compared to $1,847,000, or an effective tax rate of 32%, for the same period in 2007.

“We continue to actively address our credit related issues, grow our client base and rebuild core value which will generate shareholder value in the future. We have a strong capital position and our talented management team is focused on a relatively quick resolution to the credit related issues. I am confident that this strategy will position us to take advantage of future opportunities,” stated Mr. Cushman.

North Valley Bancorp is a bank holding company headquartered in Redding, California. Its subsidiary, North Valley Bank (“NVB”), operates twenty-six commercial banking offices in Shasta, Humboldt, Del Norte, Mendocino, Yolo, Solano, Sonoma, Placer and Trinity Counties in Northern California, including two in-store supermarket branches and seven Business Banking Centers. North Valley Bancorp, through NVB, offers a wide range of consumer and business banking deposit products and services including internet banking and cash management services. In addition to these depository services, NVB engages in a full complement of lending activities including consumer, commercial and real estate loans. Additionally, NVB has SBA Preferred Lender status and provides investment services to its customers. Visit the Company’s website address at www.novb.com for more information.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management’s assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally, regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of the war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by the Company with the Securities and Exchange Commission, should be carefully considered when evaluating the business prospects of the Company. North Valley Bancorp undertakes no obligation to update any forward-looking statements contained in this release, except as required by law.

For further information contact:

Michael J. Cushman	or	Kevin R. Watson
President & Chief Executive Officer		Executive Vice President & Chief Financial Officer
(530) 226-2900 Fax: (530) 221-4877		(530) 226-2900 Fax: (530) 221-4877

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands, except share and per share data)

	Three Months Ended June 30,
	2008	2007	$ Change	% Change

Statement of Income Data
Interest income
Loans and leases (including fees)	$12,246	$13,008	$(762)	(5.9%)
Investment securities	1,116	1,350	(234)	(17.3%)
Federal funds sold and other	1	242	(241)	(99.6%)

Total interest income	13,363	14,600	(1,237)	(8.5%)

Interest expense
Interest on deposits	3,391	3,608	(217)	(6.0%)
Subordinated debentures	578	610	(32)	(5.2%)
Other borrowings	325	290	35	12.1%

Total interest expense	4,294	4,508	(214)	(4.7%)

Net interest income	9,069	10,092	(1,023)	(10.1%)
Provision for loan and lease losses	5,200	—	5,200	—

Net interest income after provision for loan and lease losses	3,869	10,092	(6,223)	(61.7%)

Noninterest income
Service charges on deposit accounts	1,894	1,687	207	12.3%
Other fees and charges	979	966	13	1.3%
Other	604	517	87	16.8%

Total noninterest income	3,477	3,170	307	9.7%

Noninterest expenses
Salaries and employee benefits	5,105	5,475	(370)	(6.8%)
Occupancy	720	754	(34)	(4.5%)
Furniture and equipment	488	518	(30)	(5.8%)
Other	3,264	3,985	(721)	(18.1%)

Total noninterest expenses	9,577	10,732	(1,155)	(10.8%)

(Loss) Income before provision for income taxes	(2,231)	2,530	(4,761)	(188.2%)
(Benefit) Provision for income taxes	(722)	810	(1,532)	(189.1%)

Net (loss) income	$(1,509)	$1,720	$(3,229)	(187.7%)

Common Share Data
(Loss) Earnings per share
Basic	$(0.20)	$0.23	$(0.43)	(187.0%)
Diluted	$(0.20)	$0.22	$(0.42)	(190.7%)

Weighted average shares outstanding	7,438,706	7,358,823
Weighted average shares outstanding - diluted	7,438,706	7,668,380
Book value per share	$10.53	$10.65
Tangible book value	$8.38	$8.37
Shares outstanding	7,484,066	7,362,625

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands, except share and per share data)

	Six Months Ended June 30,
	2008	2007	$ Change	% Change

Statement of Income Data
Interest income
Loans and leases (including fees)	$25,222	$25,832	$(610)	(2.4%)
Investment securities	2,285	2,885	(600)	(20.8%)
Federal funds sold and other	6	379	(373)	(98.4%)

Total interest income	27,513	29,096	(1,583)	(5.4%)

Interest expense
Interest on deposits	7,219	6,864	355	5.2%
Subordinated debentures	1,173	1,218	(45)	(3.7%)
Other borrowings	924	585	339	57.9%

Total interest expense	9,316	8,667	649	7.5%

Net interest income	18,197	20,429	(2,232)	(10.9%)
Provision for loan and lease losses	7,600	—	7,600	—

Net interest income after provision for loan and lease losses	10,597	20,429	(9,832)	(48.1%)

Noninterest income
Service charges on deposit accounts	3,610	3,331	279	8.4%
Other fees and charges	1,944	1,858	86	4.6%
Other	1,414	1,115	299	26.8%

Total noninterest income	6,968	6,304	664	10.5%

Noninterest expenses
Salaries and employee benefits	10,641	11,034	(393)	(3.6%)
Occupancy	1,474	1,523	(49)	(3.2%)
Furniture and equipment	953	1,053	(100)	(9.5%)
Other	6,314	7,352	(1,038)	(14.1%)

Total noninterest expenses	19,382	20,962	(1,580)	(7.5%)

(Loss) Income before provision for income taxes	(1,817)	5,771	(7,588)	(131.5%)
(Benefit) Provision for income taxes	(588)	1,847	(2,435)	(131.8%)

Net (loss) income	$(1,229)	$3,924	$(5,153)	(131.3%)

Common Share Data
(Loss) Earnings per share
Basic	$(0.17)	$0.53	$(0.70)	(132.1%)
Diluted	$(0.17)	$0.51	$(0.68)	(133.3%)

Weighted average shares outstanding	7,427,781	7,349,639
Weighted average shares outstanding - diluted	7,427,781	7,651,793
Book value per share	$10.53	$10.65
Tangible book value	$8.38	$8.37
Shares outstanding	7,484,066	7,362,625

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands)

	June 30, 2008	December 31, 2007	June 30, 2007

Balance Sheet Data
Assets
Cash and due from banks	$34,545	$28,569	$27,209
Federal funds sold	—	—	700
Available-for-sale securities - at fair value	90,678	104,341	113,617
Held-to-maturity securities - at amortized cost	31	31	55

Loans and leases net of deferred loan fees	730,283	746,253	678,397
Allowance for loan and lease losses	(13,677)	(10,755)	(8,746)

Net loans and leases	716,606	735,498	669,651

Premises and equipment, net	11,764	12,431	13,445
Other real estate owned	8,208	902	902
Goodwill and core deposit intangibles, net	16,098	16,423	16,749
Accrued interest receivable and other assets	56,431	50,824	49,402

Total assets	$934,361	$949,019	$891,730

Liabilities and Shareholders’ Equity
Deposits:
Demand, noninterest bearing	$164,030	$167,615	$171,529
Demand, interest bearing	148,421	147,056	159,549
Savings and money market	178,000	181,192	187,276
Time	253,780	240,876	221,577

Total deposits	744,231	736,739	739,931
Other borrowed funds	68,115	87,192	31,605
Accrued interest payable and other liabilities	11,252	11,656	9,845
Subordinated debentures	31,961	31,961	31,961

Total liabilities	855,559	867,548	813,342
Shareholders’ equity	78,802	81,471	78,388

Total liabilities and shareholders’ equity	$934,361	$949,019	$891,730

Asset Quality
Nonaccrual loans and leases	$22,580	$1,608	$368
Loans and leases past due 90 days and accruing interest	—	156	2,535
Other real estate owned	8,208	902	902

Total nonperforming assets	$30,788	$2,666	$3,805

Allowance for loan and lease losses to total loans	1.87%	1.44%	1.29%
Allowance for loan and lease losses to NPL’s	60.57%	609.69%	301.27%
Allowance for loan and lease losses to NPA’s	44.42%	403.41%	229.86%

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Selected Financial Ratios
Return on average total assets	(0.65%)	0.77%	(0.26%)	0.89%
Return on average shareholders’ equity	(7.35%)	8.81%	(2.98%)	10.23%
Net interest margin (tax equivalent basis)	4.34%	5.11%	4.34%	5.22%
Efficiency ratio	76.34%	80.92%	77.02%	78.41%

Selected Average Balances
Loans	$747,414	$660,362	$745,209	$657,054
Taxable investments	83,128	103,379	86,601	108,315
Tax-exempt investments	20,189	20,497	20,364	21,139
Federal funds sold and other	230	18,630	411	14,485

Total earning assets	$850,961	$802,868	$852,585	$800,993

Total assets	$935,566	$893,159	$938,442	$891,934

Demand deposits - interest bearing	$157,526	$159,683	$156,238	$160,138
Savings and money market	184,164	196,941	182,916	198,228
Time deposits	247,988	216,025	248,095	209,447
Other borrowings	92,435	58,512	98,679	59,628

Total interest bearing liabilities	$682,113	$631,161	$685,928	$627,441

Demand deposits - noninterest bearing	$159,403	$173,562	$157,474	$175,748

Shareholders’ equity	$82,361	$78,306	$82,748	$77,327

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands, except per share data)

	For the Quarter Ended

	June 2008	March 2008	December 2007	September 2007

Interest income	$13,363	$14,150	$15,345	$15,083
Interest expense	4,294	5,022	5,133	4,838

Net interest income	9,069	9,128	10,212	10,245

Provision for loan and lease losses	5,200	2,400	1,200	850
Noninterest income	3,477	3,491	1,505	3,350
Noninterest expense	9,577	9,805	9,943	9,481

(Loss) Income before provision for income taxes	(2,231)	414	574	3,264
(Benefit) Provision for income taxes	(722)	134	184	1,044

Net (loss) income	$(1,509)	$280	$390	$2,220

(Loss) Earnings per share:
Basic	$(0.20)	$0.04	$0.05	$0.30

Diluted	$(0.20)	$0.04	$0.05	$0.29